EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SUTURA ANNOUNCES REVERSE STOCK SPLIT, CHANGES TO
MANAGEMENT AND ADDITIONS TO THE BOARD OF DIRECTORS
Fountain Valley, CA – September xx, 2006 — Sutura, Inc. (“Sutura”) (OTCBB:SUTU), a California-based medical device company, announced today that its Board of Directors had approved a reverse stock split of 1 for 300 of its common shares. The proposal will need to be approved by the stockholders, and the Board expects the reverse split to be effective on or before November 30, 2006. The reverse split is intended to stabilize the Company’s share price by decreasing the number of shares, warrants and options outstanding. Sutura, Inc. has 248,637,990 shares of common stock issued and outstanding. After the effectiveness of the reverse split, those shares will be reduced to approximately 829,395 shares of common stock issued and outstanding.
In additional announcements made today, Sutura announced the appointment of David Teckman as the Company’s new President and CEO. Teckman succeeds Anthony Nobles who remains Board Chairman, and now becomes the Company’s Chief Science Officer. Other management changes include the appointment of a new Chief Financial Officer. Richard Bjorkman replaces Egbert Ratering who continues as a Director and Executive Vice President of Sutura. Richard Bjorkman has also been appointed a Director of the Company, along with Rich Moran, increasing the number of Board members to seven. Mr. Teckman stated “My primary mission at Sutura as its President and CEO will be to focus on operations and management of the company. An important part of the company’s ongoing operations will be its continued emphasis on product development.” Mr. Nobles commented “I am looking forward to working with Mr. Teckman and, with this change, I should now be able to focus my time and efforts on the continued improvement of our existing products as well as development of new products.”
David Teckman was the President and CEO of Vivius Inc. from 2000 to 2005. Vivius was a venture capital backed consumer driven healthcare company that developed, patented and deployed the first healthcare program allowing consumers to select healthcare benefits and providers on-line. Prior to Vivius he was president of Disc Systems Inc., an ambulatory health care software and information technologies company. He was most recently a director of Minneapolis-based Whitebox Advisors, LLC, a hedge fund headquartered in Minneapolis, MN with $1.4 billion under management and which has over $20.0 million invested in Sutura. Mr. Teckman resigned his director position with Whitebox, but will continue to provide consulting services to Whitebox. Mr. Teckman brings to Sutura’s board more than 25 years of experience in both health care and advanced technology.
Richard Bjorkman is a financial professional with over 25 years of management accomplishments in private and public companies working with medical devices,

software, wireless, multi-unit distribution and retail organizations. Mr. Bjorkman’s professional experience includes working with venture capital funded start-up companies as well as Fortune 500 companies as Chief Financial Officer or Vice President, Finance. Mr. Bjorkman has extensive senior management experience having been the CFO for Indicast.com, Smith Micro Software, Inc. and Iovision, Inc. Mr. Bjorkman began his career in finance as an auditor with KPMG in Los Angeles.
Dr. Richard Moran is the former Chairman of the Board of Portal Software which was sold to Oracle in 2006. He served also on the Board of r4gs which was sold to Verisign in 2005. He is a former Partner at Accenture, Inc. and a Ph.D. in organizational behavior. Dr. Moran is a nationally recognized expert in implementing organizational change through shaping high-performance work cultures and harnessing the power of people and technology. He has orchestrated and implemented major corporate methodologies driving rapid growth for companies within technology and other industries. Dr. Moran is also a respected author of numerous national best-selling business books and a board member of several educational and philanthropic organizations.
About Sutura, Inc.
Sutura®, Inc. (www.suturaus.com) is a medical device company that has developed a line of innovative, minimally invasive, vascular suturing devices to suture the puncture created in arteries during open surgery and catheter-based procedures. The Company’s line of SuperStitch medical devices provide sutured closure of the arteriotomy site utilizing the existing catheter sheath introducer or cannula during fluoroscopically guided procedures and directly through the open arteriotomy during open surgical procedures. Within the United States the 8F & 6F SuperStitch devices are available for use in performing vascular stitching in general surgery, including endoscopic procedures. It is not intended for blind closure of an arteriotomy site. The SuperStitch 8F & 6F is approved in the European Union and CE marked with the indication for use as follows: The SuperStitch is indicated for use in performing vascular stitching in general surgery, including endoscopic procedures. In the EU there is no requirement for the use of fluoroscopic guidance. Sutura’s headquarters are in Fountain Valley, California. “Sutura®” and “SuperStitch®” are registered trademarks of Sutura, Inc.
For more information contact:
Sutura, Inc.
Barry Forward
Corporate Communications
866-676-8386
www.suturaus.com

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this press release may contain projections or “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words “aim”, “plan”, “likely”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could”, “may”, “appears”, and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements. Our actual results and future trends may differ materially from our forward-looking statements depending on a variety of factors including the future stability of the trading price of the company’s stock, the acceptance of the SuperStitch® devices by medical providers and the marketplace in general and the success of the proposed sales and marketing plan, the continued growth of the vessel closure marketplace, the continued growth of SuperStitch sales and the extent of such growth, if any, the company’s ability to obtain needed equity or debt financing in the future, and the company’s ability to continue to expand and protect its technology patents.